Exhibit 10.1

PURCHASE AND SALE AGREEMENT

THIS PURCHASE AND SALE AGREEMENT (“Agreement”) is made and entered into as of the 5th day of August, 2004, by and between CENTERPOINT PROPERTIES TRUST, a Maryland real estate investment trust (“CNT”), and CENTERPOINT VENTURE, LLC, a Delaware limited liability company (“Venture”, and CNT and Venture are hereinafter collectively referred to as “Seller”), and BENDERSON DEVELOPMENT COMPANY, INC., a New York corporation (“Purchaser”).

In consideration of the mutual promises, covenants and agreements hereinafter set forth and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Seller and Purchaser agree as follows:

ARTICLE I

Sale of Properties

1.1                                 Sale of Properties.  CNT, as to the properties listed on Exhibit A-l attached hereto and Venture, as to the properties listed on Exhibit A-2 attached hereto agree to sell, assign and convey or cause the titleholders listed on Exhibit A-3 to sell, assign and convey to Purchaser, and Purchaser agrees to purchase from Seller, all of Seller’s (or the applicable titleholder’s) respective right, title and interest in and to, the following:

1.1.1                        Land and Improvements.  That certain real property commonly described on Exhibits A-1 and A-2, respectively, being more particularly described on Exhibits B-1 through B-23, respectively, attached hereto (collectively, the “Land”), together with any buildings, structures, fixtures, facilities, installations and other improvements, of every kind and description now or hereafter located on the Land, including, without limitation, any and all plumbing, air conditioning, heating, ventilating, mechanical, electrical and other utility systems, parking lots and facilities, landscaping, roadways, sidewalks, security devices, signs and light fixtures (collectively, the “Improvements”);

1.1.2                        Leases.  All leases, subleases, licenses and other occupancy agreements, together with any and all amendments, modifications or supplements thereto relating to the Land and Improvements in which Seller is the landlord, either pursuant to the lease agreement or as successor to any prior landlord (hereafter referred to collectively as the “Leases”, being more particularly described on Exhibits C-1  through C-23, respectively, attached hereto, and all prepaid rent attributable to the period following the Closing, as herein defined, and subject to Section 4.2.4 below, the security deposits under such Leases (collectively, the “Leasehold Property”);

1.1.3                        Real Property.  All easements and appurtenants to Seller’s interest in the Land and the Improvements, if any, including, without limitation, all of Seller’s right, title and interest, if any, in and to all mineral and water rights and all easements, licenses, covenants and other rights-of-way or other appurtenances used in connection with the beneficial use or enjoyment of the Land and the Improvements (the Land, the Improvements and all such easements and appurtenances are sometimes collectively referred to as the “Real Property”).

1.1.4                        Personal Property.  All personal property (including equipment), if any, owned by Seller and located on the Real Property as of the date hereof, and all fixtures, if any, owned by Seller and located on the Real Property as of the date hereof (collectively, the “Personal Property”); and

1.1.5                        Intangible Property.  All of Seller’s interest, if any, in and to any agreements, contracts, management agreements, leasing agreements, maintenance contracts, equipment leasing agreements, supply contracts, maintenance contracts, open purchase orders and other contracts for the provision of labor, services, materials or supplies relating to the Land, Improvements, Leasehold Property, Real Property or Personal Property, being more particularly described on Exhibits D-1 through D-23, respectively, attached hereto (collectively, the “Contracts”), guarantees, licenses, certificates of occupancy, permits and warranties relating to the Real Property or the Personal Property, now or hereafter issued, approved or granted, to the extent assignable (collectively, the “Intangible Property”).  (For each individual parcel, the Real Property, the Leasehold Property, the Personal Property and the Intangible Property are sometimes collectively hereinafter referred to as the “Property”, and for all parcels, taken together, the Real Property, the Personal Property and the Intangible Property are collectively referred to as the “Properties”).  It is hereby acknowledged by the parties that Seller shall not convey to Purchaser claims relating to any real property tax refunds or rebates for periods accruing prior to the Closing, existing insurance claims and any existing claims against previous tenants of the Properties, which claims are hereby reserved by Seller.

ARTICLE II

Purchase Price

2.1                                 Purchase Price.  The purchase price for the Properties shall be an amount equal to $313,161,958.00 (“Purchase Price”) in currency of the United States of America.  The Purchase Price, as adjusted by all prorations as provided for herein, shall be paid to Seller by Purchaser at Closing, as herein defined, by wire transfer of immediately available federal funds.

2.2                                 Purchase Price Allocation.  Within five (5) days after the Effective Date, as defined in Section 22.4 of this Agreement, Purchaser and Seller shall agree upon the allocation of the Purchase Price for Land and Improvements for each of the Properties, provided, however, that (i) the aggregate Purchase Price shall not be reduced, (ii) the Purchase Price for the Properties owned by CNT may only be reallocated among the Properties owned by CNT and not Properties owned by the Venture, and (iii) the Purchase Price for the Properties owned by Venture may only be reallocated among the Properties owned by Venture and not Properties owned by CNT.

ARTICLE III

Deposit

3.1                                 Deposit.  Upon the Effective Date, and as a condition precedent to the formation of this Agreement, Purchaser shall deposit Ten Million and No/100 Dollars ($10,000,000.00) (“Initial Deposit”) with Chicago Title & Trust Company or such other title company designated by Seller (“Escrow Agent”) in immediately available federal funds.  If Purchaser shall fail to deposit the Initial Deposit within the time period provided for above, Seller may at any time prior to the deposit of the Initial Deposit, terminate this Agreement, in which case this Agreement shall be null and void ab initio and neither party shall have any further rights or obligations to the other hereunder, except as otherwise set forth in this Agreement. The Initial Deposit, together with any interest thereon, regardless of whether the payment of interest is herein otherwise specified, are collectively referred to herein as the “Deposit.”  The Deposit shall be held by Escrow Agent pursuant to the Escrow Agreement attached hereto as Exhibit E.

3.2                                 Application Upon Default.  If all of the Closings, as defined in Section 4.1.4, to take place under this Agreement have occurred, the Deposit shall be paid to Seller and credited against the Purchase Price at the last Closing to take place under this Agreement.  If any Closing does not occur in accordance with the terms hereof, the Deposit shall be held and delivered as hereinafter provided.  Notwithstanding the foregoing, in the event that pursuant to the terms of this Agreement all of the Closings to take place under this Agreement do not occur at the same time, after the initial Closing, the Deposit shall be reduced to an amount that is equal to the lesser of (a) Ten Million and No/100 Dollars ($10,000.000.00) or (b) Ten Percent (10%) of the Purchase Price allocated to those Properties that have not yet closed based on the Purchase Price Allocation described in Section 2.2.

3.3                                 Interest Bearing.  The Deposit shall (i) be held in an interest-bearing escrow account by Escrow Agent in an institution as directed by Purchaser and reasonably acceptable to Seller and (ii) include any interest earned thereon.  To allow the interest bearing account to be opened, Purchaser’s tax identification or social security numbers are set forth below its signatures.  All interest earned on the Deposit shall remain a part of the Deposit.

ARTICLE IV

Closing, Prorations and Closing Costs

4.1                                 Closing.

4.1.1                        Subject to the provisions of this Section 4.1,  the closing of the purchase and sale of those Properties listed in Schedule 4.1.1 attached hereto and made a part hereof  (“Phase I Properties”) shall occur on or before 10:00 a.m. Central time on August 26, 2004 (“Phase I Closing Date”) (subject to extension by Seller in accordance with the provisions of Sections 4.1.2 and 10.1.1 hereof) and shall be held at the offices of Escrow Agent, or at such other place agreed to by Seller and Purchaser.

4.1.2                        The Phase I Closing Date may be extended by Seller for any one or more of the Phase I Properties, upon written notice to Purchaser on or before the Phase I Closing Date, to a date designated by Seller (“Delayed Closing Notice”).  The Delayed Closing Notice shall set forth (x) the specific Phase I Property or Phase 1 Properties which are the subject of the delayed closing, and (y) the exact date upon which the Closing for such Phase I Property or Phase I Properties is to take place (“Delayed Closing Date”), which date shall be no later than the Phase II Closing Date, as defined below.

4.1.3                        Subject to the provisions of this Section 4.1, the closing of the purchase and sale of those Properties listed in Schedule 4.1.3 attached hereto and made a part hereof  (“Phase II Properties”) shall occur on or before 10:00 a.m. Central time on  November 5, 2004 or such earlier date as agreed between Seller and Purchaser (“Phase II Closing Date”) and shall be held at the offices of Escrow Agent, or at such other place agreed to by Seller and Purchaser.  Notwithstanding the foregoing, Seller and Purchaser agree to use reasonable efforts to complete the Phase II Closing as soon as possible after October 1, 2004.

4.1.4                        “Closing” shall be deemed to have occurred when the Title Company has been instructed by both parties to pay the Purchase Price with respect to the applicable Properties to Seller and to record the applicable Deeds, as hereunder defined.  Time is hereby made of the essence.  The Phase I Closing Date, the Phase II Closing Date and the Delayed Closing Date, as applicable, are sometimes referred to herein as the “Closing Date.”

4.2                                 Prorations.  All matters involving prorations or adjustments to be made in connection with Closing and not specifically provided for in some other provision of this Agreement shall be adjusted in accordance with this Section 4.2.  Except as otherwise set forth herein, all items to be prorated pursuant to this Section 4.2 shall be prorated as of midnight of the day immediately preceding the applicable Closing Date, with Purchaser to be treated as the owner of the Properties, for purposes of prorations of income and expenses, on and after the applicable Closing Date.

4.2.1                        Taxes.  Real estate taxes shall be prorated on an accrual basis as of the applicable Closing Date.  Seller shall pay all real estate taxes due and payable as of the applicable Closing Date.  If the real estate taxes have not been set for the year in which the Closing occurs or any prior year, then the proration of such taxes shall be based upon the most recent ascertainable tax bills.  Notwithstanding the foregoing, any obligation of Seller hereunder shall be offset on a dollar-for-dollar basis to the extent Purchaser is entitled to recover taxes from the tenants under the Leases.

If any taxes which have been apportioned shall subsequently be reduced by abatement, the amount of such abatement, less the cost of obtaining the same and after deduction of sums payable to tenants under Leases or expired or terminated Leases, shall be equitably apportioned between the parties hereto, but in no event shall Seller be obligated to pay any amount to Purchaser under this paragraph.  Any tax proration given by Seller at Closing, as opposed to any tenant deposits given by Seller to Purchaser, shall be reprorated promptly after the issuance of the actual real estate tax bills for the period in question based on the actual real estate tax bills.

4.2.2                        Insurance.  There shall be no proration of Seller’s insurance premiums or assignment of Seller’s insurance policies.  Purchaser shall be obligated (at its own election) to obtain any insurance coverage deemed necessary or appropriate by Purchaser.

4.2.3                        Utilities.  Purchaser and Seller hereby acknowledge and agree that the amounts of all electric, sewer, water and other utility bills, trash removal bills, janitorial and maintenance service bills and all other operating expenses relating to the Properties not paid by tenants under Leases and allocable to the period prior to the applicable Closing Date shall be determined and paid by Seller before Closing, if possible, or shall be paid thereafter by Seller or adjusted between Purchaser and Seller immediately after the same have been determined.  Seller shall attempt to have all utility meters, or utility services not paid by tenants under Leases, read as of the applicable Closing Date.  Purchaser shall cause all utility services to be placed in Purchaser’s name as of the applicable Closing Date.

4.2.4                        Rents.  Rents (including, without limitation, estimated pass-through payments, payments for common area maintenance reconciliations and all additional charges payable by tenants under the Leases, including insurance (collectively, “Rents”)), collected by Seller prior to Closing shall be prorated as of the applicable Closing Date; provided, however, that any credit received by Purchaser in connection with prepaid Rents attributable to the period following the Closing shall be net of management fees which are due Seller for periods prior to Closing.  During the period after Closing, Purchaser shall deliver to Seller any and all Rents accrued but uncollected as of the applicable Closing Date to the extent subsequently collected by Purchaser; provided, however, Purchaser shall apply Rents received after Closing first to payment of current Rent then due, and thereafter to delinquent Rents (other than “true up” payments received from tenants attributable to a year-end reconciliation of actual and budgeted pass-through payments which shall be allocated among Seller and Purchaser pro rata in accordance with their respective period of ownership as set forth in Section 4.2.5 below).  Seller may not, without Purchaser’s prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed, commence any lawsuit against any tenant after the date of this Agreement and/or the Closing, provided, however, after delivery to Purchaser by Seller of: (i) a Tenant Litigation Indemnity (as hereinafter defined), and (ii) a written explanation of the alleged dispute between Seller and the tenant, Seller may, without Purchaser’s prior written consent, commence a lawsuit against any tenant to collect delinquent Rents due Seller with respect to the time period prior to Closing.  Notwithstanding the foregoing, Seller agrees that any such lawsuit shall be limited to a money damages claim against the applicable tenant to collect delinquent Rents, and in no event shall Seller seek the termination of the Lease or the removal of the tenant from the Property.  While the lawsuit is pending, Seller will deliver to Purchaser prompt and detailed status updates regarding the proceeding (including all counterclaims asserted by the tenant) and Seller will not settle any counterclaims that may have a direct or indirect affect on the Lease and/or Purchaser.  The obligations of Seller under the immediately prior sentence will survive Closing indefinitely.  For purposes of this Agreement, “Tenant Litigation Indemnity” means an indemnity, defense and hold harmless agreement from Seller for the benefit of the Purchaser, in such form that is reasonably acceptable to Purchaser, with respect to any and all losses associated with the alleged dispute between Seller and tenant, the Property, the Lease, the obligations under the Lease and/or claims by tenant against Seller and/or Purchaser associated with the Property, the Lease, and the obligations under the Lease.  Provided that the Seller reimburses Purchaser for any and all expenses in connection therewith, Purchaser agrees that it shall use commercially reasonable efforts to collect all pass-through rents payable by tenants and any delinquent Rents (provided, however, that Purchaser shall have no obligation to institute legal proceedings, including an action for unlawful detainer, against a tenant owing delinquent Rents).  The amount of any unapplied security deposits under the Leases held by Seller in cash at the time of Closing shall be credited against the Purchase Price; accordingly, Seller shall retain the actual cash deposits.  If any security deposits are in the form of a letter of credit, Seller shall assign its interest in the letter of credit to Purchaser (to the extent assignable) and deliver the original letter of credit to Purchaser at Closing.

4.2.5                        Calculations.  For purposes of calculating prorations, Purchaser shall be deemed to be in title to the Properties, and, therefore entitled to the income therefrom and responsible for the expenses thereof for the entire day upon which the Closing occurs.  All such prorations shall be made on the basis of the actual number of days of the month which shall have elapsed as of the day of the Closing and based upon the actual number of days in the month and a three hundred sixty five (365) day year.  The amount of such prorations shall be performed and shall be final at closing.  Except as set forth in this Section 4.2, all items of income and expense which accrue for the period prior to the Closing will be for the account of Seller and all items of income and expense which accrue for the period on and after the Closing will be for the account of Purchaser.

4.2.6                        Leasing Commissions and Leasing Costs.  Seller shall be responsible for all Lease Expenses (defined below) accrued as of the applicable Closing Date, other than with respect to Approved New Leases.  Provided that Closing occurs, Purchaser shall be responsible for all other Lease Expenses relating to existing options in the Leases that have not been exercised as of the Closing Date and new leases, extensions, expansions and modifications executed after the Effective Date.  The term “Lease Expenses” as used herein means, collectively, any and all leasing commissions, tenant improvements, allowances, free rent or a rent credit and lease buyout costs and expenses arising out of or in connection with any Leases for space at the Properties.  Lease Expenses shall include, without limitation, (a) brokerage commissions and fees payable pursuant to a commission agreement or Lease to effect any such leasing transaction (including, without limitation, any fees owed to an affiliated or third-party property manager or leasing agent), (b) expenses incurred for repairs, improvements, equipment, painting, decorating, partitioning and other items to satisfy the requirements of the applicable document between Seller and the tenant, and (c) expenses incurred for the purpose of satisfying or terminating the obligations of a Tenant under a new Lease to the landlord under a lease of other space (whether or not such other lease covers space in any Property).

4.2.7                        Allocation of Closing Costs and Expenses. Seller shall bear the cost to record any instruments necessary to clear Seller’s title, the cost to provide the survey, one-half the cost of the Closing Escrow, one-half of the net cost of the title policy to be issued at Closing and extended coverage and one-half the cost of the “New York Style” closing fee. Purchaser shall bear the cost of any recording fees with respect to the deeds, all costs incurred in connection with obtaining Purchaser’s financing for this transaction, if any, the cost of all title endorsements, if any, one-half of the net cost of the title policy to be issued at Closing and extended coverage, one-half the cost of the Closing Escrow and one-half the cost of the “New York Style” closing fee.  The cost of state and county transfer taxes shall be paid by the Seller and the cost of local transfer taxes shall be paid by the Purchaser.

4.2.8                        Tenant Contribution.  Notwithstanding the foregoing, no prorations or adjustments shall be made for portions, if any, of real estate taxes, personal property taxes, special assessments, operating costs or other similar costs of the Properties to the extent a tenant under the Leases is required to pay same pursuant to the terms of any of the Leases.  Purchaser shall be credited with an amount equal to all deposits made by tenants and held by Seller at Closing towards the tenant’s obligation to pay any such taxes and operating expenses.

ARTICLE V

Purchaser’s Right of Inspection; Feasibility Period

5.1                                 Right to Evaluate.

A.                                   Commencing on the Effective Date and continuing until 5:00 p.m. Central time on August 20, 2004 with respect to the Phase I Properties (“Phase I Feasibility Period”); and

B.            Commencing on the Effective Date and continuing until  5:00 p.m. Central time on August 26, 2004 with respect to the Phase II Properties (Phase II Feasibility Period”) ; and

C.                                     Commencing on the Effective Date and continuing until 5:00 p.m. Central time on August 31, 2004 with respect to matters involving Hazardous Materials (as hereinafter defined) with respect to the Property commonly known as 2200 Channahon Road, Building A/B, Joliet, Illinois and legally described in Exhibit B-17 attached hereto and made a part hereof (“Channahon Environmental Feasibility Period”);

Purchaser and its agents shall have the right during business hours (with reasonable advance notice to Seller and subject to the rights of the tenants in possession), at Purchaser’s sole cost and expense and at Purchaser’s and its agents’ sole risk, to perform inspections and tests of the Properties and to perform such other analyses, inquiries and investigations as Purchaser shall deem reasonably necessary or appropriate; provided, however, that in no event shall (i) such inspections or tests unreasonably disrupt or disturb the on-going operation of the Properties or the rights of the tenants at the Properties, or (ii) Purchaser or its agents or representatives conduct any physical testing, drilling, boring, sampling or removal of, on or through the surface of the Properties (or any part or portion thereof) including, without limitation, any ground borings or invasive testing of the Improvements (collectively, “Physical Testing”), without Seller’s prior written consent, which consent shall not be unreasonably withheld.  In the event Purchaser desires to conduct any such Physical Testing of the Properties, then Purchaser shall submit to Seller, for Seller’s approval, a written detailed description of the scope and extent of the proposed Physical Testing, which approval shall not be unreasonably withheld.  If Seller does not approve the Physical Testing or approves only a portion thereof, Purchaser may, at its option, by sending written notice to Seller, elect to, either (i) terminate this Agreement or (ii) conduct during the applicable Feasibility Period that portion of the Physical Testing approved by Seller, if any, or if Seller disapproves the entire proposed Physical Testing, affirmatively agree to forego any Physical Testing of the Properties.  In the event Purchaser terminates this Agreement as aforesaid, the Deposit shall be immediately refunded to Purchaser and this Agreement shall terminate and be of no further force and effect other than the Surviving Termination Obligations (as hereinafter defined).  In no event shall Seller be obligated as a condition of this transaction to perform or pay for any environmental remediation of the Properties recommended by any such Physical Testing.  After making such tests and inspections, Purchaser agrees to promptly restore the Properties to their condition prior to such tests and inspections (which obligation shall survive the Closing or any termination of this Agreement).  Prior to Purchaser entering the Properties to conduct the inspections and tests described above, Purchaser shall obtain and maintain, at Purchaser’s sole cost and expense, and shall deliver to Seller evidence of, the following insurance coverage, and shall cause each of its agents and contractors to obtain and maintain, and, upon request of Seller, shall deliver to Seller evidence of, the following insurance coverage:  general liability insurance, from an insurer reasonably acceptable to Seller, in the amount of Five Million and No/100 Dollars ($5,000,000.00) combined single limit for personal injury and property damage per occurrence, such policy to name Seller as an additional insured party, which insurance shall provide coverage against any claim for personal liability or property damage caused by Purchaser or its agents, employees or contractors in connection with such inspections and tests.  Seller shall have the right, in its discretion, to accompany Purchaser and/or its agents during any inspection (including, but not limited to, tenant interviews) provided Seller or its agents do not unreasonably interfere with Purchaser’s inspection.

The Phase I Feasibility Period, the Phase II Feasibility Period and the Channahon Environmental Feasibility Period are sometimes referred to herein collectively as the “Feasibility Period”.

5.2                                 Inspection Obligations and Indemnity.  Purchaser and its agents and representatives shall:  (a) not unreasonably disturb the tenants of the Improvements or interfere with their use of the Real Property pursuant to their respective Leases; (b) not interfere with the operation and maintenance of the Real Property; (c) not damage any part of the Properties or any personal property owned or held by any tenant; (d) not injure or otherwise cause bodily harm to Seller, its agents, contractors and employees or any tenant; (e) promptly pay when due the costs of all tests, investigations and examinations done with regard to the Properties; (f) not permit any liens to attach to the Properties by reason of the exercise of its rights hereunder; (g) restore the Improvements and the surface of the Real Property to the condition in which the same was found before any such inspection or tests were undertaken; and (h) not reveal or disclose any information obtained during the Feasibility Period concerning the Properties to anyone outside Purchaser’s organization other than its agents, consultants and representatives.  Purchaser shall, at its sole cost and expense, comply with all applicable federal, state and local laws, statutes, rules, regulations, ordinances or policies in conducting its inspection of the Properties and Physical Testing.  Purchaser shall, and does hereby agree to indemnify, defend and hold the Seller, its partners, officers, directors, employees, agents, attorneys and their respective successors and assigns, harmless from and against any and all claims, demands, suits, obligations, payments, damages, losses, penalties, liabilities, costs and expenses (including but not limited to reasonable attorneys’ fees) (collectively, “Losses”) arising out of Purchaser’s or Purchaser’s agents’ actions taken in, on or about the Properties in the exercise of the inspection right granted pursuant to Section 5.1 (except to the extent the Losses were caused by Seller’s negligence, willful misconduct or fraud).  This Section 5.2 shall survive the Closing and/or any termination of this Agreement.

5.3                                 Seller Deliveries.  Seller shall use reasonable efforts to deliver to Purchaser or make available at the Property or Purchaser=s office, at Seller’s option, all of the items specified on Exhibit F, attached hereto (“Documents”), within ten (10) days after the Effective Date, to the extent such items are in Seller’s possession; provided, however, Seller makes no representations or warranties of any kind regarding the accuracy, thoroughness or completeness of or conclusions drawn in the information contained in such documents, if any, relating to the Properties.  Purchaser hereby waives any and all claims against Seller arising out of the accuracy, completeness, conclusions or statements expressed in materials so furnished and any and all claims arising out of any duty of Seller to acquire, seek or obtain such materials.  Notwithstanding anything contained in the preceding sentence, Seller shall not deliver or make available to Purchaser Seller’s internal memoranda, attorney-client privileged materials, internal appraisals and economic evaluations of the Properties, and reports regarding the Properties prepared by Seller or its affiliates solely for internal use or for the information of the investors in Seller.  Purchaser acknowledges that any and all of the Documents that are not otherwise known by or available to the public are proprietary and confidential in nature and will be delivered to Purchaser solely to assist Purchaser in determining the feasibility of purchasing the Properties.  Purchaser agrees not to disclose such non-public Documents, or any of the provisions, terms or conditions thereof, to any party outside of Purchaser’s organization other than its agents, consultants and representatives.  Purchaser shall return all of the Documents, on or before three (3) Business Days after the first to occur of (a) such time as Purchaser notifies Seller in writing that it shall not acquire the Properties, or (b) such time as this Agreement is terminated for any reason.  This Section 5.3 shall survive any termination of this Agreement without limitation.

5.4                                 Independent Examination.  Purchaser hereby acknowledges that it has been, or will have been given, prior to the termination of the applicable Feasibility Period, a full, complete and adequate opportunity to make such legal, factual and other determinations, analyses, inquiries and investigations as Purchaser deems necessary or appropriate in connection with the acquisition of the Properties.  Purchaser is relying upon its own independent examination of the Properties and all matters relating thereto and not upon any statements of Seller (excluding the limited matters expressly represented by Seller in Article VII hereof) or of any officer, director, employee, agent or attorney of Seller with respect to acquiring the Properties.  Seller shall not be deemed to have represented or warranted the completeness or accuracy of any studies, investigations and reports heretofore or hereafter furnished to Purchaser other than the Rent Roll attached hereto as Schedule 7.1.8.  The provisions of this Section 5.4 shall survive Closing and/or termination of this Agreement.

5.5                                 Termination Right.  In the event that Purchaser is not satisfied with its inspections and tests of the Properties or its analyses, inquiries or investigations, Purchaser may provide written notice to Seller before the end of the applicable Feasibility Period, and, subject to the Surviving Termination Obligations, this Agreement shall terminate, the Deposit shall be delivered to Purchaser and thereupon, except as otherwise provided herein, neither party shall have any further rights or obligations to the other hereunder.  If Purchaser shall fail to timely notify Seller in writing of its election to terminate this Agreement on or before the expiration of the applicable Feasibility Period, time being of the essence, the termination right described in this Section 5.5 shall be immediately null and void and of no further force or effect.  Purchaser’s failure to provide such notice on or before the end of the applicable Feasibility Period shall constitute Purchaser’s waiver of the herein-described termination right.

5.6                                 Copies of Reports.  As additional consideration for the transaction contemplated herein, in the event that the transaction is terminated with respect to one or more Properties, Purchaser agrees that it will provide to Seller, within five (5) Business Days following a written request therefor, copies of any and all third-party prepared final reports, tests or studies relating to the Properties that Purchaser did not purchase, including but not limited to those involving environmental matters.  Notwithstanding any provision of this Agreement, no termination of this Agreement shall terminate Purchaser’s obligations pursuant to the foregoing sentence.  The provisions of this Section 5.6 shall survive Closing and/or termination of this Agreement.

ARTICLE VI

Title and Survey Matters

6.1                                 Title.  Purchaser hereby acknowledges receipt of the most recent title insurance commitments and/or policies covering the Properties in Seller’s possession.  Within three (3) days after the expiration of the applicable Feasibility Period, Seller will apply for one or more title insurance commitments (“Commitment”) for an Owner’s Policy of Title Insurance, issued by Stewart Title Guaranty Company (“Title Company”), covering the Properties.  Seller shall deliver a copy of the Commitment and all exceptions noted therein (collectively, the “Title Documents”@) to Purchaser, promptly upon receipt thereof.  Purchaser shall notify Seller within five (5) Business Days after the date Purchaser receives the Title Documents and Survey (as hereinafter defined) for the applicable Property, but in no event later than August 18, 2004, in writing of any title exceptions identified in a Commitment or a Survey which Purchaser reasonably disapproves.  Any matter not disapproved in writing within said time period shall be deemed approved by Purchaser and shall constitute a “Permitted Exception” hereunder.  Notwithstanding anything to the contrary contained herein, Purchaser and Seller hereby agree that (i) all non-delinquent property taxes and assessments, (ii) the rights of the tenants under the Leases and Approved New Leases (as defined in Section 9.3 of this Agreement, (iii) all matters created by or on behalf of Purchaser and (iv) the exceptions to title identified on Exhibit G-1 through G-23, respectively, attached hereto, shall constitute “Permitted Exceptions”.  Prior to Closing, Seller shall notify Purchaser in writing of any disapproved title exceptions or Survey matters which Seller is unable or unwilling to cause to be removed or insured against prior to or at Closing and, with respect to such exceptions, Purchaser then shall elect, by giving written notice to Seller within three (3) Business Days thereafter, (x) to terminate this Agreement, or (y) to waive its disapproval of such exceptions and Survey matters, in which case such exceptions and Survey matters shall then be deemed to be Permitted Exceptions.  Purchaser’s failure to give such notice shall be deemed an election to waive the disapproval of any such exception.

6.2                                 Survey.  Purchaser acknowledges receipt of the ALTA/ACSM Land Title surveys identified on the attached Schedule 6.2 (“Surveys”) from Seller.  Promptly after the expiration of the applicable Feasibility Period, Seller shall, at its sole cost and expense, either cause a new survey to be prepared or cause the existing Surveys to be recertified to Purchaser and the Title Company as of a current date (“New Survey”). Seller shall not be obligated to provide New Surveys prior to the applicable Closing if the Title Company is prepared to issue the title coverage that Seller is obligated to provide hereunder.  New Surveys shall be provided promptly when received whether before or after the applicable Closing.  In the event a New Survey is not provided at the Closing, Seller shall provide Purchaser with a certification that it has not constructed any additions to any of the buildings located on the Land then being sold that have not been shown on the Surveys (“Survey Certification”).  The obligations of Seller under this Section 6.2 shall survive Closing.

ARTICLE VII

Representations and Warranties of the Seller

7.1                                 CNT’s Representations.  CNT represents and warrants that the following matters are true and correct as of the Effective Date with respect to the Properties owned by CNT:

7.1.1                        Authority.  CNT is a real estate investment trust, duly organized, validly existing and in good standing under the laws of the State of Maryland.  CNT is duly qualified or licensed to do business as a foreign real estate investment trust and is in good standing in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification or licensing or good standing necessary.  This Agreement has been duly authorized, executed and delivered by CNT, is the legal, valid and binding obligation of CNT, and does not violate any provision of any agreement or judicial order to which CNT is a party or to which CNT is subject.  All documents to be executed by CNT which are to be delivered at Closing, will, at the time of Closing, (i) be duly authorized, executed and delivered by CNT, (ii) be legal, valid and binding obligations of CNT, and (iii) not violate any provision of any agreement or judicial order to which CNT is a party or to which CNT is subject.

7.1.2                        Bankruptcy or Debt of CNT.  CNT has not made a general assignment for the benefit of creditors, filed any voluntary petition in bankruptcy, admitted in writing its inability to pay its debts as they come due or made an offer of settlement, extension or composition to its creditors generally.  CNT has received no written notice of (a) the filing of an involuntary petition by CNT’s creditors, (b) the appointment of a receiver to take possession of all, or substantially all, of CNT’s assets, or (c) the attachment or other judicial seizure of all, or substantially all, of CNT’s assets.

7.1.3                        Foreign Person.  CNT is not a foreign person within the meaning of Section 1445(f) of the Internal Revenue Code, and CNT agrees to execute any and all documents necessary or required by the Internal Revenue Service or Purchaser in connection with such declaration(s).

7.1.4                        No Violation of Laws.  CNT has not received any currently effective written notice from a governmental authority that the Properties violate any applicable ordinance of the city or village in which the Properties are located.  To CNT’s knowledge, CNT has not violated or failed to comply with any law or license and permit applicable to the Properties and to CNT’s knowledge, all such licenses and permits that are required in order for Seller and its occupants to operate the Properties as they are presently operated are in full force and effect in all material respects.

7.1.5                        Eminent Domain.  CNT has not received any currently effective written notice of an eminent domain or condemnation of the Land or Improvements and, to CNT’s knowledge, there are no eminent domain or condemnation actions threatened with respect to any of the Properties.

7.1.6                        Hazardous Materials.  CNT, to its knowledge, has made available to Purchaser copies of all environmental studies, investigations, reports, audits, assessments, licenses and permits and agreements relating to any of the Properties’ compliance with environmental laws within the possession of CNT or Carlson Environmental Consultants (“Carlson”), and all environmental studies, investigations and reports within CNT’s possession and made available to Purchaser are listed on Schedule 7.1.6 attached hereto and made a part hereof.  Except as set forth in any environmental report provided by CNT to Purchaser, CNT has not received any currently effective written notice from the United States Environmental Protection Agency or the Illinois Environmental Protection Agency alleging that the Properties are in violation of any applicable Environmental Laws or contains any Hazardous Materials.  “Hazardous Materials” shall mean any asbestos, flammable substances, explosives, radioactive materials, PCB-laden oil, hazardous waste, pollutants, contaminates, toxic substances, pollution or related materials specified as such in, or regulated under any federal, state or local laws, ordinances, rules, regulations or policies governing use, storage, treatment, transportation, manufacture, refinement, handling, production or disposal of such materials (collectively, “Environmental Laws”).

7.1.7                        Litigation.  CNT has not received any currently effective written notice of any pending litigation affecting the Properties and to CNT’s knowledge, there is no litigation threatened against or affecting the Properties (including, but not limited to, personal injury litigation arising from the ordinary course of operations of the Properties even if covered by insurance but excluding workers compensation claims).

7.1.8                        Leases.  The rent roll attached hereto as Schedule 7.1.8 (the “Rent Roll”), lists each Lease in effect as of the dates of this Agreement.  The Rent Roll is true, correct and complete as of the date hereof in all material respects.  Except as set forth on Schedule 7.1.8, no Leases shall exist on the applicable Closing Date other than the Leases listed on the Rent Roll.  CNT has provided to Purchaser true, correct and complete copies of all Leases, including all amendments, modifications, supplements, renewals, extensions and guarantees and supplements, and other occupancy agreements with respect to the Leases.  Schedule 7.1.8. discloses all security and other deposits made by each of the tenants under the Leases which have not been applied as of the date of the Rent Roll. CNT has not received any advance payment of rent (other than for the current month) on account of any of the Leases except as shown on Schedule 7.1.8.  All of the Leases are assignable by CNT as contemplated by this Agreement without the consent of any other party.  To CNT’s knowledge, except as set forth in Schedule 7.1.8.,no breach or default exists under (and to the knowledge of CNT, there does not exist any condition which upon the passage of time or the giving of notice or both would cause a violation or default of any term under) any Lease, which breach or default remains uncured, and CNT has not received written notice that it is in breach or default under any Lease to which it is a party, which breach or default remains uncured.  Except as set forth on Schedule 7.1.8, there are no commissions payable to any person with regard to the current term of the Leases).

7.1.9. Contracts.  CNT has made available to Purchaser for Purchaser’s review a correct and complete copy of each Contract.  CNT has not received any written notice that it is in violation of or in default under any of the Contracts and to CNT’s knowledge, CNT is not in violation of or in default under any of the Contracts. To CNT’s knowledge, each Contract is in full force and effect.

7.2                                 Venture Representations.  Venture represents and warrants that the following matters are true and correct as of the Effective Date with respect to Venture’s interest in the Properties:

7.2.1                        Authority.  Venture is a limited liability company, duly organized, validly existing and in good standing under the laws of the State of Illinois.  Venture is duly qualified or licensed to do business as a foreign real estate investment trust and is in good standing in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification or licensing or good standing necessary.  This Agreement has been duly authorized, executed and delivered by Venture, is the legal, valid and binding obligation of Venture, and does not violate any provision of any agreement or judicial order to which Venture is a party or to which Venture is subject.  All documents to be executed by Venture which are to be delivered at Closing, will, at the time of Closing, (i) be duly authorized, executed and delivered by Venture, (ii) be legal, valid and binding obligations of Venture, and (iii) not violate any provision of any agreement or judicial order to which Venture is a party or to which Venture is subject.

7.2.2                        Bankruptcy or Debt of Seller.  Venture has not made a general assignment for the benefit of creditors, filed any voluntary petition in bankruptcy, admitted in writing its inability to pay its debts as they come due or made an offer of settlement, extension or composition to its creditors generally.  Venture has received no written notice of (a) the filing of an involuntary petition by Venture’s creditors, (b) the appointment of a receiver to take possession of all, or substantially all, of Venture’s assets, or (c) the attachment or other judicial seizure of all, or substantially all, of Venture’s assets.

7.2.3                        Foreign Person.  Venture is not a foreign person within the meaning of Section 1445(f) of the Internal Revenue Code, and Venture agrees to execute any and all documents necessary or required by the Internal Revenue Service or Purchaser in connection with such declaration(s).

7.2.4                        No Violation of Laws.  Venture has not received any currently effective written notice from a governmental authority that the Properties violate any applicable ordinance of the city or village in which the Properties are located.  To Venture’s knowledge, Venture has not violated or failed to comply with any law or license and permit applicable to the Properties and to Venture’s knowledge, all such licenses and permits that are required in order for Seller and its occupants to operate the Properties as they are presently operated are in full force and effect in all material respects.

7.2.5                        Eminent Domain.  Venture has not received any currently effective written notice of an eminent domain or condemnation of the Land or Improvements and, to Venture’s knowledge, there are no eminent domain or condemnation actions threatened with respect to any of the Properties.

7.2.6                        Hazardous Materials.  Venture, to its knowledge, has made available to Purchaser copies of all environmental studies, investigations, reports, audits, assessments, licenses and permits and agreements relating to any of the Properties’ compliance with environmental laws within the possession of Venture or Carlson, and all environmental studies, investigations and reports within Venture’s possession and made available to Purchaser are listed on Schedule 7.1.6 attached hereto and made a part hereof.  Except as set forth in any environmental report provided by Venture to Purchaser, Venture has not received any currently effective written notice from the United States Environmental Protection Agency or the Illinois Environmental Protection Agency alleging that the Properties are in violation of any applicable Environmental Laws or contains any Hazardous Materials.

7.2.7                        Litigation.  Venture has not received any currently effective written notice of any pending litigation affecting the Properties and, to Venture’s knowledge, there is no litigation threatened against or affecting the Properties (including, but not limited to, personal injury litigation arising from the ordinary course of operations of the Properties even if covered by insurance but excluding workers compensation claims).

7.2.8                        Leases.  The Rent Roll attached hereto as Schedule 7.2.8, lists each Lease in effect as of the dates of this Agreement.  The Rent Roll is true, correct and complete as of the date hereof in all material respects.  Except as set forth on Schedule 7.2.8, no Leases shall exist on the applicable Closing Date other than the Leases listed on the Rent Roll.  Venture has provided to Purchaser true, correct and complete copies of all Leases, including all amendments, modifications, supplements, renewals, extensions and guarantees and supplements, and other occupancy agreements with respect to the Leases.  Schedule 7.2.8. discloses all security and other deposits made by each of the tenants under the Leases which have not been applied as of the date of the Rent Roll. Venture has not received any advance payment of rent (other than for the current month) on account of any of the Leases except as shown on Schedule 7.2.8.  All of the Leases are assignable by Venture as contemplated by this Agreement without the consent of any other party.  To Venture’s knowledge, except as set forth in Schedule 7.2.8., no breach or default exists under (and to the knowledge of Venture, there does not exist any condition which upon the passage of time or the giving of notice or both would cause a violation or default of any term under) any Lease, which breach or default remains uncured, and Venture has not received written notice that it is in breach or default under any Lease to which it is a party, which breach or default remains uncured.  Except as set forth on Schedule 7.2.8, there are no commissions or other fees payable to any person with regard to the current term of the Leases).

7.2.9. Contracts.  Venture has made available to Purchaser for Purchaser’s review a correct and complete copy of each Contract.  Venture has not received any written notice that it is in violation of or in default under any of the Contracts and to Venture’s knowledge, Venture is not in violation of or in default under any of the Contracts. To Venture’s knowledge, each Contract is in full force and effect.

7.3                                 Seller’s Knowledge.  For purposes of this Agreement and any document delivered at Closing, whenever the phrases “to the actual knowledge of CNT” or Ato the knowledge” of CNT or words of similar import are used, they shall be deemed to refer to the current, actual knowledge only, and not any implied, imputed or constructive knowledge, without any independent investigation having been made or any implied duty to investigate of the employees of CNT or Venture, as the case may be.

7.4                                 Change in Representation/Waiver.  Notwithstanding anything to the contrary contained herein, Purchaser acknowledges that Purchaser shall not be entitled to rely on any representation made by Seller in this Article VII to the extent, prior to or at Closing, Purchaser shall have or obtain actual knowledge of any information that was contradictory to such representation or warranty; provided, however, if Purchaser determines prior to Closing that there is a breach of any of the representations and warranties made by Seller above, then Purchaser may, at its option, by sending to Seller written notice of its election either (i) terminate this Agreement or (ii) waive such breach and/or conditions and proceed to Closing with no adjustment in the Purchase Price and Seller shall have no further liability as to such matter thereafter.  In the event Purchaser terminates this Agreement for the reasons set forth above, the Deposit shall be immediately refunded to Purchaser and neither Purchaser nor Seller shall thereafter have any other rights or remedies hereunder other than under Section 22.12 hereof.  In furtherance thereof, Seller shall have no liability with respect to any of the foregoing representations and warranties or any representations and warranties made in any other document executed and delivered by Seller to Purchaser, to the extent that, prior to the Closing, Purchaser discovers or learns of information (from whatever source, including, without limitation the property manager, the tenant estoppel certificates or the Seller’s Estoppel Certificates delivered pursuant to Section 10.2.1 below, as a result of Purchaser’s due diligence tests, investigations and inspections of the Properties, or disclosure by Seller or Seller’s agents and employees) that contradicts any such representations and warranties, or renders any such representations and warranties untrue or incorrect, and Purchaser nevertheless consummates the transaction contemplated by this Agreement.

Purchaser will not have any right to bring any action against Seller as a result of any untruth or inaccuracy of representations and warranties with respect to any individual property, unless and until the aggregate amount of all liability and losses arising out of any such untruth or inaccuracy, or any such breach, exceeds $100,000.00 and in addition, in no event will Seller=s liability for all such breaches exceed, in the aggregate, the Purchase Price allocated to the Property in question

7.5                                 Survival.  The express representations and warranties made in this Agreement shall not merge into any instrument or conveyance delivered at the Closing; provided, however, that any action, suit or proceeding with respect to the truth, accuracy or completeness of such representations and warranties shall be commenced, if at all, on or before the date which is one (1) year after the date of the Closing and, if not commenced on or before such date, thereafter such representations and warranties shall be void and of no force or effect.

ARTICLE VIII

Representations and Warranties of Purchaser

8.1                                 Purchaser represents and warrants to Seller that the following matters are true and correct as of the Effective Date.

8.1.1                        Authority.  Purchaser is a corporation, duly organized, validly existing and in good standing under the laws of the State of New York.  This Agreement has been duly authorized, executed and delivered by Purchaser, is the legal, valid and binding obligation of Purchaser, and does not violate any provision of any agreement or judicial order to which Purchaser is a party or to which Purchaser is subject.  All documents to be executed by Purchaser which are to be delivered at Closing, will, at the time of Closing, (i) be duly authorized, executed and delivered by Purchaser, (ii) be legal, valid and binding obligations of Purchaser, and (iii) not violate any provision of any agreement or judicial order to which Purchaser is a party or to which Purchaser is subject.

8.1.2                        Bankruptcy or Debt of Purchaser. Purchaser has not made a general assignment for the benefit of creditors, filed any voluntary petition in bankruptcy, admitted in writing its inability to pay its debts as they come due or made an offer of settlement, extension or composition to its creditors generally.  Purchaser has received no written notice of (a) the filing of an involuntary petition by Purchaser’s creditors, (b) the appointment of a receiver to take possession of all, or substantially all, of Purchaser’s assets, or (c) the attachment or other judicial seizure of all, or substantially all, of Purchaser’s assets.

8.1.3                        No Financing Contingency.  It is expressly acknowledged by Purchaser that this transaction is not subject to any financing contingency, and no financing for this transaction shall be provided by Seller.

8.2                                 Purchaser’s Acknowledgment.  Purchaser acknowledges and agrees that, except as expressly provided in this Agreement, Seller has not made, does not make and specifically disclaims any and all representations, warranties, promises, covenants, agreements or guaranties of any kind or character whatsoever, whether express or implied, oral or written, past, present or future, including, but not limited to those representations, warranties, promises, covenants, agreement and guaranties of, as to, concerning or with respect to (a) the nature, quality or condition of the Properties, including, without limitation, the water, soil and geology, (b) the income to be derived from the Properties, (c) the suitability of the Properties for any and all activities and uses which Purchaser may conduct thereon, (d) the compliance of or by the Properties or its operation with any laws, rules, ordinances or regulations of any applicable governmental authority or body, including, without limitation, the Americans with Disabilities Act and any rules and regulations promulgated thereunder or in connection therewith, (e) the habitability, merchantability or fitness for a particular purpose of the Properties, or (f) any other matter with respect to the Properties, and specifically that Seller has not made, does not make and specifically disclaims any representations regarding solid waste, as defined by the U.S. Environmental Protection Agency regulations at 40 C.F.R., Part 261, or the disposal or existence, in or on the Properties, of any hazardous substance, as defined by the Comprehensive Environmental Response Compensation and Liability Act of 1980, as amended, and applicable state laws, and regulations promulgated thereunder.  Purchaser further acknowledges and agrees that, except as expressly provided in this Agreement, having been given the opportunity to inspect the Properties, Purchaser is relying solely on its own investigation of the Properties and not on any information provided or to be provided by Seller.  Purchaser further acknowledges and agrees that any information provided or to be provided with respect to the Properties was obtained from a variety of sources and that Seller has not made any independent investigation or verification of such information.  Purchaser further acknowledges and agrees that, as a material inducement to the execution and delivery of this Agreement by Seller, the sale of the Properties as provided for herein is made on an “AS IS, WHERE IS” CONDITION AND BASIS “WITH ALL FAULTS.”  Purchaser acknowledges, represents and warrants that Purchaser is not in a significantly disparate bargaining position with respect to Seller in connection with the transaction contemplated by this Agreement; that Purchaser freely and fairly agreed to this acknowledgment as part of the negotiations for the transaction contemplated by this Agreement; that Purchaser is represented by legal counsel in connection with this transaction.

8.3                                 Survival.  The express representations and warranties made in this Agreement by Purchaser shall not merge into any instrument of conveyance delivered at the Closing; provided, however, that any action, suit or proceeding with respect to the truth, accuracy or completeness of all such representations and warranties shall be commenced, if at all, on or before the date which is one (1) year after the date of the Closing and, if not commenced on or before such date, thereafter shall be void and of no force or effect.

ARTICLE IX

Seller’s Interim Operating Covenants/Seller’s and Purchaser’s Covenants

9.1                                 Operations.  Seller agrees to continue to operate, manage and maintain the Improvements through the applicable Closing Date in the ordinary course of Seller’s business and substantially in accordance with Seller’s present practice, subject to ordinary wear and tear and further subject to Article XII of this Agreement.

9.2                                 No Sales.  Except for the execution of tenant Leases pursuant to Section 9.3, Seller agrees that it shall not convey any interest in the Properties to any third party.

9.3                                 Tenant Leases/Contracts.  Seller shall not, from and after the expiration of the applicable Feasibility Period, (i) grant any consent or waive any rights under the Leases or Contracts, (ii) terminate any Lease or Contract, or (iii) enter into a new lease or contract, modify an existing Lease or contract or renew, extend or expand an existing Lease in any material respect without the prior written approval of Purchaser (an “Approved New Lease”), which in each case shall not be unreasonably withheld, conditioned or delayed, and which shall be deemed granted if Purchaser fails to respond to a request for approval within five (5) Business Days after receipt of the request therefor together with a summary of lease terms and credit information of the proposed tenant.  In the event that Seller shall enter into, modify, renew, grant concessions or terminate a Lease prior to the expiration of the applicable Feasibility Period, it shall promptly notify Purchaser in writing thereof.  Notwithstanding the foregoing, Seller may enter into Contracts that will not survive Closing.

9.4                                 Subsequent Matters. Seller agrees that it shall promptly notify Purchaser of any casualty, condemnation or other material adverse event in connection with the Properties, and promptly notify Purchaser upon Seller’s receipt of any written notice of breach or default under any of the Leases or Contracts, any violation of applicable law in connection with the Properties and/or any Tenant vacating its leased premises within a Property.

ARTICLE X

Closing Conditions

10.1                           Conditions to Obligations of Purchaser.  The obligations of Purchaser under this Agreement to purchase the applicable Properties and consummate the other transactions contemplated hereby shall be subject to the satisfaction of the following conditions on or before the applicable Closing Date, except to the extent that any of such conditions may be waived by Purchaser in writing at Closing.

10.1.1                  Tenant Estoppels.  Purchaser shall have received tenant estoppel certificates (i) substantially in the form attached hereto as Exhibit H, or the form required by the applicable Leases, (ii) from tenants (other than Potlatch Corporation (“Potlatch”))occupying not less than one hundred percent (100%) in the aggregate of the net rentable space in the Properties then closing; provided, however, if Purchaser has not notified Seller in writing of the failure of the condition set forth in this Section 10.1.1 prior to 5:00 p.m. Central time prior to Closing, this condition shall be deemed satisfied.  Notwithstanding the foregoing, at Seller’s sole option, Seller may (i) extend the applicable Closing Date for up to an additional thirty (30) days (but, in no event, later than November 5, 2004) in order to satisfy the foregoing requirement, in which event Seller shall deliver notice of such extension to Purchaser prior to the applicable Closing Date, and/or (ii) provide its own estoppel (“Seller’s Estoppel”) in the form attached as Exhibit I to Purchaser in satisfaction of any or all of the foregoing requirements.  In the event that, after the applicable Closing, Seller delivers to Purchaser a tenant estoppel certificate from a tenant for whom Seller executed a Seller’s Estoppel at the applicable Closing and such tenant estoppel certificate contains no information which is contradictory to or inconsistent with the information contained in the Seller’s Estoppel, then Seller thereafter shall be released from all liability relating to Seller’s Estoppel with respect to such tenant’s Lease.  In no event shall Seller be obligated to deliver updates to the tenant estoppel certificate or Seller’s Estoppel.

10.1.2                  Title Policy.  Upon recordation of the Deeds and payment of the title insurance premiums, the Title Company shall be prepared to issue to Purchaser an Owner=s Policy or Policies of Title Insurance with respect to the Properties then closing.

10.1.3                  Possession of the Property.  Delivery by Seller of possession of the applicable Properties, subject to the Permitted Exceptions and the rights of tenants under the Leases and Approved New Leases.

10.1.4                  Performance of Covenants of Seller.  Seller shall have performed in all material respects all covenants required to be performed by it under this Agreement at or prior to the applicable Closing Date.  Seller shall have executed and delivered all documents and instruments required to be executed and delivered by it under this Agreement at the applicable Closing, and Seller shall not have breached in any material respect any covenant that prevents Purchaser from fulfilling its obligations under this Agreement.

10.1.5                  Closing Deliveries of Seller.  Purchaser will have received from Seller the documents identified in Section 11.2 hereof.

10.1.6.               Environmental Reports.  Purchaser shall have received a reliance letter in favor of Purchaser from Carlson with respect to all Environmental Reports prepared by Carlson as set forth on Schedule 7.1.6.

10.1.7.               JRS Lease Extension.  Seller shall deliver to Purchaser the written agreement (“JRS Extension”) signed by JRS, a Tenant at 1333 Grandview Parkway, Sturtevant, Wisconsin, extending the terms of its Lease from September 1, 2004 through and including August 30, 2007.  The base rent under the JRS Extension shall be $3.85 per foot for the first year of the extension term, $3.95 per foot for the second year of the extension term and $4.05 per square foot for the 3rd year of the extension term.

ARTICLE XI

Closing

11.1                           Purchaser’s Closing Obligations.  At each Closing, Purchaser, at its sole cost and expense, shall deliver or cause to be delivered to Seller the following with respect to the applicable Properties:

11.1.1                  The Purchase Price, after all adjustments are made at the Closing as herein provided, by wire transfer or other immediately available federal funds, which amount shall be received in escrow by the Title Company at or before 11:00 a.m. Central time.

11.1.2                  An assumption of a blanket conveyance and bill of sale, substantially in the form attached hereto as Exhibit J (“General Assignment”), duly executed by Purchaser, conveying and assigning to Purchaser the Personal Property, the Leases, the Contracts, the records and plans, and the Intangible Property.

11.1.3                  Such other documents as may be reasonably necessary or appropriate to effect the consummation of the transactions which are the subject of this Agreement.

11.2                           Seller’s Closing Obligations.  At each Closing, Seller, at its sole cost and expense, shall deliver or cause to be delivered to Purchaser the following with respect to the applicable Properties:

11.2.1                  Special warranty deeds (collectively, the “Deed”) in recordable form properly executed by Seller conveying to Purchaser the Land and Improvements in fee simple, subject only to the Permitted Exceptions, substantially in the form attached hereto as Exhibit K.  Separate Deeds will be issued for the conveyance of the Land and the Improvements for each of the Properties.

11.2.2                  The General Assignment, duly executed by Seller, conveying and assigning to Purchaser the Personal Property, the Leases, the Contracts and the Intangible Property.

11.2.3                  Written notice to the tenant(s) (i) acknowledging the sale of the Properties to Purchaser, (ii) acknowledging that Purchaser has received and is responsible for any security deposits identified in the Rent Roll, and (iii) indicating that rent should thereafter be paid to Purchaser, substantially in the form attached hereto as Exhibit L.

11.2.4                  A certificate substantially in the form attached hereto as Exhibit M (“Non-foreign Entity Certification”) certifying that Seller is not a “foreign person” as defined in Section 1445 of the Internal Revenue Code of 1986, as amended.

11.2.5                  An updated Rent Roll current as of the date of Closing together with a certificate, in a form reasonably acceptable to Purchaser and Seller, certifying as to the accuracy of the updated Rent Roll (as of the applicable Closing Date), duly executed by Seller;

11.2.6                  An assignment, if necessary, in form and substance reasonably satisfactory to Purchaser of all rights to condemnation awards or insurance proceeds, if any, in accordance with Article XII;

11.2.7                  Any required title affidavits and the Survey Certifications;

11.2.8                  Any transferable bonds, warranties or guaranties which are in any way applicable to the Properties, and are in Seller’s possession or control, together with an assignment thereof duly executed by Seller in form and substance reasonably acceptable to Purchaser;

11.2.9                  Any certificates or similar documents, if any, required by any governmental entity in connection with the sale of the Properties;

11.2.10            An updated list of Contracts as of a date no more than three (3) Business Days before the applicable Closing Date;

11.2.11            All original (or certified copies of) Leases, ground leases, and subleases (and all files, memoranda and correspondence associated with each Lease, ground lease and sublease), Contracts, licenses and permits, records and plans in Seller’s possession.

11.2.12            All other documents reasonably required by Purchaser in order to perfect the conveyance, transfer and assignment of the Properties, including without limitation, any assignments of real estate tax claims that are required pursuant to this Agreement and any notices to third parties under REAs and Contracts.

11.2.13            Such other documents as may be reasonably necessary or appropriate to effect the consummation of the transactions which are the subject of this Agreement.

11.2.14            Within five (5) days after Closing, Seller will deliver, or will cause to be delivered, to Purchaser (at such location(s) that Purchaser will designate at or prior to Closing), to the extent the same are in Seller’s possession and have not been already delivered to Purchaser,  (i) all original Leases, (and all files, memoranda and correspondence associated with each Lease),  Contracts, licenses and permits, (ii) property operating statements, specifically relating to the Properties; (iii) all structural reviews, architectural drawings and environmental, engineering, soils, seismic, geologic and architectural reports, studies and certificates pertaining to the Real Property or the Improvements; (v) all preliminary, final and proposed plans, specifications and drawings of the Improvements or the Real

Property or the Properties or any portion thereof; and (v) with respect to the Properties, the accounting, billing and financial records, blueprints, specifications, warranties, plats, maps, surveys, building and machinery diagrams, maintenance and production records, environmental records and reports, sales and property Tax records and sales records.  The terms “Records and Plans” shall not include (v) any document or correspondence which would be subject to the attorney-client privilege or which represent Seller’s assessment or summary of the Properties including, without limitation, any reports prepared for credit or other approvals; (w) any document or item which Seller is contractually or otherwise bound to keep confidential; (x) any documents pertaining to the marketing of the Property for sale to prospective purchasers; and (y) any internal memoranda, reports or assessments of Seller relating to the valuation of the Properties.

11.3                           Joint Closing Obligations.  Purchaser and Seller shall execute and deliver a closing statement for each of the Properties setting forth the Purchase Price, as allocated in Section 2.2 hereof, and any and all prorations and credits between the parties, as determined pursuant to this Agreement.

ARTICLE XII

Risk of Loss

12.1                           Condemnation and Casualty.  If, prior to the applicable Closing Date, all or any portion of the Properties are taken by condemnation or eminent domain, or are the subject of a pending taking which has not been consummated, or is destroyed or damaged by fire or other casualty, Seller shall notify Purchaser of such fact promptly after Seller obtains knowledge thereof.  If such condemnation or casualty is “Material” (as hereinafter defined), Purchaser shall have the option to terminate this Agreement upon notice to Seller given not later than fifteen (15) days after receipt of Seller’s notice, or the applicable Closing Date, whichever is earlier.  If this Agreement is terminated, the Deposit shall be returned to Purchaser and thereafter neither Seller nor Purchaser shall have any further rights or obligations to the other hereunder except with respect to the Surviving Termination Obligations.  If this Agreement is not terminated, Seller shall not be obligated to repair any damage or destruction but (x) Seller shall assign, without recourse, and turn over to Purchaser all of the insurance proceeds or condemnation proceeds, as applicable, net of any costs of repairs and net of reasonable collection costs (or, if such have not been awarded, all of its right, title and interest therein) payable with respect to such fire or other casualty or condemnation including any rent abatement insurance for such casualty or condemnation and (y) the parties shall proceed to Closing pursuant to the terms hereof without abatement of the Purchase Price except for a credit in the amount of the applicable insurance deductible.

12.2                           Condemnation Not Material.  If the condemnation is not Material, then the Closing shall occur without abatement of the Purchase Price and, after deducting Seller’s reasonable costs and expenses incurred in collecting any award, Seller shall assign, without recourse, all remaining awards or any rights to collect awards to Purchaser on the applicable Closing Date.

12.3                           Casualty Not Material.  If the Casualty is not Material, then the Closing shall occur without abatement of the Purchase Price except for a credit in the amount of the applicable deductible and Seller shall not be obligated to repair such damage or destruction and Seller shall assign, without recourse, and turn over to Purchaser all of the insurance proceeds net of any costs of repairs and net of reasonable collection costs (or, if such have not been awarded, all of its right, title and interest therein) payable with respect to such fire or such casualty including any rent abatement insurance for such casualty.

12.4                           Materiality.  For purposes of this Article XII, (i) with respect to a taking by condemnation or eminent domain, the term “Material” is a taking which adversely affects access, parking or utility service to any Property or adversely affects the use of any improvements located at the Property or gives rise to any Tenant having the right to terminate its Lease.; and (ii) with respect to a casualty, the term “Material” shall mean any casualty such that (a) the cost of repair, replacement, or restoration of the Property as reasonably estimated by an engineer designated by Seller and Purchaser, ) exceeds twenty-five percent (25%) of the value of such Property, or (b) with respect to any Property, a Tenant occupying 10,000 sq. ft. or more has the right to terminate its Lease as a result of a casualty.

ARTICLE XIII

Default

13.1                           Default by Seller.  In the event the Closing and the transactions contemplated hereby do not occur as provided herein by reason of the default of Seller, Purchaser may elect, as the sole and exclusive remedy of Purchaser, to (i) terminate this Agreement and receive the Deposit from the Escrow Agent, and in such event Seller shall not have any liability whatsoever to Purchaser hereunder other than with respect to the Surviving Termination Obligations or (ii) enforce specific performance of this Agreement of the obligations of Seller hereunder.  Purchaser shall be deemed to have elected to terminate this Agreement (as provided in subsection (i) above) if Purchaser fails to deliver to Seller written notice of its intent to file a cause of action for specific performance against Seller on or before sixty (60) days after written notice of termination from Seller or sixty (60) days after the originally scheduled applicable Closing Date, whichever shall occur first, or having given Seller notice, fails to file a lawsuit asserting such cause of action within ninety (90) days after the originally scheduled applicable Closing Date.  Notwithstanding the foregoing, nothing contained herein shall limit Purchaser’s remedies at law or in equity, as to the Surviving Termination Obligations.

13.2                           Default by Purchaser; Liquidated Damages.  IN THE EVENT THE CLOSING AND THE TRANSACTIONS CONTEMPLATED HEREBY DO NOT OCCUR AS PROVIDED HEREIN BY REASON OF ANY DEFAULT OF PURCHASER, IT WOULD BE IMPRACTICAL AND EXTREMELY DIFFICULT TO ESTIMATE THE DAMAGES WHICH SELLER MAY SUFFER.  THEREFORE, THE PARTIES HAVE AGREED THAT A REASONABLE ESTIMATE OF THE TOTAL NET DETRIMENT THAT SELLER WOULD SUFFER IN SUCH EVENT IS AND SHALL BE THE RIGHT TO RETAIN THE DEPOSIT, AS LIQUIDATED DAMAGES, AS SELLER’S SOLE AND EXCLUSIVE REMEDY UNDER THIS AGREEMENT.  SUCH LIQUIDATED DAMAGES ARE NOT INTENDED AS A FORFEITURE OR PENALTY WITHIN THE MEANING OF APPLICABLE LAWS.  Notwithstanding the foregoing, nothing contained herein shall limit seller’s remedies at law or in equity, as to the surviving termination obligations.

ARTICLE XIV

Brokers

14.1                           Brokers.  Purchaser and Seller each represents and warrants to the other that it has not dealt with any person or entity entitled to a brokerage commission, finder’s fee or other compensation with respect to the transaction contemplated hereby other than Cushman and Wakefield and Legg Mason Walker, Inc.  Purchaser hereby agrees to indemnify, defend, and hold Seller harmless from and against any losses, damages, costs and expenses (including, but not limited to, attorneys’ fees and costs) incurred by Seller by reason of any breach or inaccuracy of the Purchaser’s ( or its nominee’s) representations and warranties contained in this Article XIV.  Seller hereby agrees to indemnify, defend, and hold Purchaser harmless from and against any losses, damages, costs and expenses (including, but not limited to, attorneys’ fees and costs) incurred by Purchaser by reason of any breach or inaccuracy of Seller’s representations and warranties contained in this Article XIV.  Purchaser shall pay all amounts due Cushman and Wakefield relative to the transaction contemplated by this Agreement at the Closing.  Purchaser and Seller shall each pay one-half of one percent (1/2%) of the Purchase Price to Legg Mason Walker, Inc. at the Closing.  The provisions of this Article XIV shall survive the Closing and/or termination of this Agreement.

ARTICLE XV

Confidentiality

15.1                           Confidentiality.  Purchaser expressly acknowledges and agrees that the transactions contemplated by this Agreement, the Documents that are not otherwise known by or readily available to the public and the terms, conditions and negotiations concerning the same shall be held in the strictest confidence by Purchaser and shall not be disclosed by Purchaser except to its legal counsel, surveyor, title company, broker, accountants, consultants, officers, partners, directors and shareholders (“Authorized Representatives”), and except and only to the extent that such disclosure may be necessary for its performance hereunder.  Purchaser agrees that it shall instruct each of its Authorized Representatives to maintain the confidentiality of such information and at the request of Seller, to promptly inform Seller of the identity of each such Authorized Representative.  Purchaser further acknowledges and agrees that, unless and until the Closing occurs, all information and materials obtained by Purchaser in connection with the Properties that are not otherwise known by or readily available to the public will not be disclosed by Purchaser to any third persons (other than to its Authorized Representatives) without the prior written consent of Seller.  If the transaction contemplated by this Agreement does not occur for any reason whatsoever, Purchaser shall promptly return to Seller, and shall instruct its Authorized Representatives to return to Seller, all copies and originals of all documents and information provided to Purchaser.  Nothing contained in this Section 15.1 shall preclude or limit either party from disclosing or accessing any information otherwise deemed confidential under this Section 15.1 in connection with the party’s enforcement of its rights following a disagreement hereunder or in response to lawful process or subpoena or other valid or enforceable order of a court of competent jurisdiction or any filings with Authorities required by reason of the transactions provided for herein.  The provisions of this Section 15.1 shall survive any termination of this Agreement for a period of six (6) months.

15.2                           Post Closing Publication.  Notwithstanding the foregoing, following Closing, Purchaser and Seller shall have the right to announce the acquisition of the Properties in newspapers and real estate trade publications (including “tombstones”) publicizing the purchase provided that Purchaser and Seller shall consult with the other with respect to any such notice or publication, and shall implement any reasonable comments or objections of the other.  The provisions of this Section 15.2 shall survive Closing and/or any termination of this Agreement.

ARTICLE XVI

1031 Exchange

16.1                           1031 Exchange.  Purchaser and Seller agree to cooperate with the other for purposes of effecting and structuring, in conjunction with the sale/purchase of the Properties, for the benefit of Seller and Purchaser a like-kind exchange of real property, whether simultaneous or a deferred exchange, pursuant to Section 1031 of the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder.  Purchaser specifically agrees to execute such documents and instruments as are reasonably necessary to implement such an exchange.  Seller and Purchaser shall be solely responsible for assuring that the structure of their respective  proposed exchange is effective for Seller’s and Purchaser’s tax purposes.  Furthermore, Purchaser and Seller specifically agree that the other may assign this Agreement and any of its rights or obligations hereunder, in whole or in part, as necessary or appropriate in furtherance of effectuating a Section 1031 like-kind exchange for the Properties, provided that such assignment shall not serve to relieve Seller or Purchaser of any liability for Seller’s and Purchaser’s obligations hereunder.  Purchaser and Seller shall have no obligation to pay costs or expenses of effectuating such exchange, no such exchange shall alter the time for performance set forth herein, and Purchaser and Seller shall not be required to take title to any exchange property of (except for customary consent to assignment of this Agreement to an exchange intermediary) to incur obligations to third parties.  The parties intend the sale of the Properties in two phases to be two separate sales for federal income tax purposes and that the use of a single Purchase and Sale Agreement was done for convenience purposes only.

ARTICLE XVII

Tenant Right of First Refusal

17.1                           Tenant’s Exercise of Right of First Refusal.  Purchaser acknowledges that the tenants described on Exhibit N attached hereto have certain rights under their respective Leases to purchase the property (“ROFR Property”) in which their premises is located (each of such Leases is hereinafter referred to as a “Right of First Refusal Lease”).  The parties hereto agree that the purchase price for a ROFR Property shall be based on the allocation pursuant to Section 2.2.  In the event that any such tenant exercises its right to purchase a ROFR Property pursuant to the terms of a Right of First Refusal Lease, the ROFR Property shall be deleted as a Property and shall not be subject to the terms of this Agreement and the Purchase Price shall be reduced accordingly.

ARTICLE XVIII

CAT Property

18.1                           NFR Letter. CNT agrees to use reasonable efforts to provide Purchaser with a No Further Remediation Letter(s) (“NFR Letter(s)”) issued to CNT by the Illinois Environmental Protection Agency (“IEPA”) with respect to the Property located at 2200 Channahon Road (“CAT Property”).  CNT shall diligently attempt to provide an NFR Letter(s) for the CAT Property after the Closing.  CNT has entered the CAT Property in the Site Remediation Program, codified at Title XVII of the Illinois Environmental Protection Act, 415 ILCS 5/1 et seq., and regulations promulgated thereunder (“SRP”), and administered by the Illinois Environmental Protection Agency (“IEPA”).  CNT will make reasonable efforts to obtain an NFR Letter(s) utilizing the Tiered Approach to Corrective Action Objectives (“TACO”) industrial/commercial remediation or construction worker objectives under TACO standards for soil and/or groundwater, as set forth at 35 Ill. Admin. Code Part 742.  After receipt of the final NFR Letter(s) from the IEPA, CNT will provide Purchaser with a copy of the NFR Letter(s) as soon as practicable.

18.2                           Other Rights and Obligations for NFR.  Notwithstanding any other provision contained in this Agreement or any document delivered by CNT to Purchaser at or before Closing, CNT retains all other rights, including those rights discussed in the Purchase and Sale Agreement, dated September 9, 2003, by and between CenterPoint Properties Trust and Caterpillar Inc., as amended, and the Environmental Remediation Agreement dated December 15, 2003, by and between Caterpillar Inc. and CenterPoint Joliet LLC.

18.3                           Purchaser’s Obligations Regarding NFR.  CNT’s obligation to provide Purchaser with a(n) NFR Letter(s) for the CAT Property shall be conditioned on Purchaser’s good faith cooperation with CNT, including providing access to the CAT Property to CNT and sharing all environmental information with CNT.  Furthermore, Purchaser acknowledges and hereto agrees that it will consent to the establishment of institutional controls (e.g., deed restrictions) upon the CAT Property to the extent the same are necessary to obtain the NFR Letter(s).  Purchaser’s consent shall not be unreasonably withheld and Purchaser shall execute all documents reasonably requested by CNT with respect thereto.

18.4                           Utilities.  The General Assignment shall contain a reservation by Assignor of the following rights under that certain Lease dated December 15, 2003, by and between Assignor, as lessor, and Caterpillar Inc., a Delaware corporation, as lessee (“CAT”), with respect to the CAT Property (“CAT Lease”):  (i) the right to enforce the obligations of CAT to take all actions set forth on Exhibit C attached to the CAT Lease; and (ii) the right to require CAT to continue to provide electric service, emergency power, steam heat, natural gas, potable water and/or fire protection/fire suppression/fire alarm services on an interim basis, to those buildings referred to as Building C, D and E in the CAT Lease, in accordance with the provisions set forth on Exhibit C attached to the CAT Lease.

18.5                           CAT Lease Assignee.  The General Assignment with respect to the CAT Lease shall be executed on behalf of Purchaser by an entity with a net worth of $50,000,000.00 or more.  Purchaser shall provide evidence reasonably acceptable to CNT that such party satisfies the net worth requirement set forth above.  CNT may provide evidence of the net worth of such entity to CAT.

ARTICLE XIX

Options to Purchase

19.1                           Sanyo Expansion.  Pursuant to that certain Industrial Lease dated March 17, 2004 by and between Sanyo Logistics Corporation, as tenant (“Sanyo”), and CenterPoint Intermodal LLC, as landlord (“Sanyo Lease”), Sanyo leased certain property in the building commonly known as 26634 CenterPoint Drive, Elwood, Illinois (“Building 4”).  Pursuant to the Sanyo Lease, Sanyo has the option (“Sanyo Expansion Option”) to request that the landlord under the Sanyo Lease construct, at the landlord’s cost and expense, an addition to Building 4 on a portion of the land depicted on Schedule 19.1, attached hereto (“Sanyo Adjacent Land”).  In the event that Sanyo properly exercises the Sanyo Expansion Option in accordance with Section 34 of the Sanyo Lease on or before October 1, 2006, Purchaser shall have the option, to be exercised by written notice to CNT on or before the earlier of (i) October 15, 2006 or (ii) fifteen (15) days after Sanyo exercises the Sanyo Expansion Option, to purchase the Sanyo Adjacent Land (“Purchase Option 4”) for an amount (“Sanyo Price”) equal to the product of (i) $3.25 and (ii) the number of gross square feet located in the Sanyo Adjacent Land.  Purchaser acknowledges and agrees that in the event that the terms and conditions of the Sanyo Expansion Option are modified or amended, the provisions of this Section 19.1 shall be deemed null and void and of no further force and effect and CNT shall have no obligation to sell the Sanyo Adjacent Land to Purchaser.  In the event Purchaser exercises Purchase Option 4, Purchaser shall pay CNT the Sanyo Price to CNT within fifteen (15) days after its exercise of Purchase Option 4 and CNT shall give Purchaser a Special Warranty Deed conveying the Sanyo Adjacent Land at the time of such payment.  In the event that Purchaser fails to exercise Purchase Option 4 or pay the Sanyo Price on or before the time periods referenced in this Section 19.1, Purchase Option 4 shall be null and void and of no further force or effect and CNT shall not have any obligation to sell the Sanyo Adjacent Land to Purchaser.

19.2                           Building 23 Option to Purchase.  Pursuant to that certain Industrial Building Lease dated April, 2002 by and between Potlatch Corporation, as tenant, and CenterPoint Intermodal LLC, as landlord, as amended by Lease Amendment dated June 18, 2003 and Second Lease Amendment dated February 27, 2004 (collectively, “Potlatch Lease”), Potlatch leased certain property in the building commonly known as 21561 Mississippi, Elwood, Illinois (“Building 23”).  Pursuant to the Potlatch Lease, Potlatch has the option (“Potlatch Expansion Option”) to request that the landlord under the Potlatch Lease construct, at the landlord’s cost and expense, an addition to Building 23 on a portion of the land depicted on Schedule 19.2, attached hereto (“Potlatch Adjacent Land”).  In the event that Potlatch properly exercises the Potlatch Expansion Option in accordance with Section 33 of the Potlatch Lease on or before December 31, 2004, Purchaser shall have the option, to be exercised by written notice to CNT on or before the earlier of (i) January 15, 2005 or fifteen (15) days after Potlatch exercises the Potlatch Expansion Option, to purchase the Potlatch Adjacent Land (“Purchase Option 23”) for an amount (“Potlatch Price”) equal to the product of (i) $3.25 and (ii) the number of gross square feet located in the Potlatch Adjacent Land.  Purchaser acknowledges and agrees that in the event that the terms and conditions of the Potlatch Expansion Option are modified or amended, the provisions of this Section 19.2 shall be deemed null and void and of no further force and effect and CNT shall have no obligation to sell the Potlatch Adjacent Land to Purchaser.  In the event Purchaser exercises Purchase Option 23, Purchaser shall pay CNT the Potlatch Price to CNT within fifteen (15) days after its exercise of Purchase Option 23 and CNT shall give Purchaser a Special Warranty Deed conveying the Potlatch Adjacent Land at the time of such payment.  In the event that Purchaser fails to exercise Purchase Option 23 or pay the Potlatch Price on or before the time periods referenced in this Section 19.2, Purchase Option 23 shall be null and void and of no further force or effect and CNT shall not have any obligation to sell the Potlatch Adjacent Land to Purchaser.

ARTICLE XX

Relocation of Tenants

20.1                           Relocation of Tenants.  Seller agrees not to initiate a contact with a Tenant (“Existing Tenant”) from any of the Properties to induce them to relocate to a building owned by Seller for a period of five (5) years after the applicable Closing Date.  Notwithstanding the foregoing, Seller shall not enter into a lease with more than one (1) Existing Tenant in each calendar year during said five (5) year period.  The provisions of this Section 20.1 shall expire on the date which is five (5) years after the applicable Closing Date.

ARTICLE XXI

21561 Mississippi

21.1                           Ownership Structure.  Notwithstanding any other provision of this Agreement, on the Phase I Closing Date, CNT shall sell Purchaser an undivided 95% interest in the property commonly known as 21561 Mississippi, Elwood, Illinois (“Potlatch Property”).  The parties agree that the value of the Potlatch Property is $28,119,134.00.  Purchaser shall pay 95% of that amount to CNT on the Phase I Closing Date.

Simultaneous with the Potlatch Closing, CNT and Purchaser shall form a limited liability company, a Delaware statutory trust or other entity agreed upon by CNT and Purchaser (“New Entity”).  Purchaser will cause the 95% ownership interest in the Potlatch Property to be acquired by it to be transferred to New Entity and CNT shall contribute its 5% ownership interest in the Potlatch Property to New Entity.  CNT shall be entitled to all of the incidents of ownership relating to its 5% interest in New Entity, including, but not limited to, the right to receive 5% of the cash flow from the Potlatch Property.  CNT shall continue to collect all rent relating to the Potlatch Property for New Entity at all times while it owns an interest in New Entity.  CNT shall not receive a fee for collecting said rent and paying same to New Entity.  CNT shall not be obligated to fund any amount as a result of its ownership in New Entity.  CNT and Purchaser shall agree upon the forms of the documents required to establish New Entity during the Phase I Feasibility Period.  The applicable documents will be executed and delivered by the parties on the Phase I Closing Date.

21.2                           Call Option.  CNT shall have the option to require Purchaser to purchase its interest in New Entity for the amount of $1,405,956.00.  Purchaser shall have the option to acquire CNT’s interest in New Entity for $1,405,956.00.  Either party may exercise its option at any time after May 1, 2007 upon written notice to the other party.  Upon exercise of the option by either party, CNT shall execute an assignment of its interest in the limited liability company to Purchaser and Purchaser shall pay the amount due by wire transfer of federal funds.  The assignment shall be delivered and the wire transfer shall occur within ten (10) days after the exercise of the option by either party.  CNT and Purchaser shall agree upon the forms of documents evidencing the foregoing options during the Phase I Feasibility Period.  The applicable documents will be executed and delivered by the parties on the Phase I Closing Date.

21.3                           Potlatch Lease.  The Potlatch Lease grants Potlatch the right to purchase the Potlatch Property upon the terms and conditions set forth in the Potlatch Lease.  Purchaser acknowledges and agrees that in the event that either CNT or Purchaser exercise the option described in Section 21.2 above, that Purchaser shall treat the exercise of the option as a “Letter of Intent” (as defined in the Potlatch Lease) and grant Potlatch the right to purchase the Potlatch Property for the amount of $28,119,134.00, which is the value of the Potlatch Property as determined by CNT and Purchaser for all purposes under this Purchase and Sale Agreement.  In the event that Potlatch does not exercise its right to purchase as provided in the Potlatch Lease at that time, Potlatch shall, subject to the terms and conditions of the Lease, continue to have the right to purchase the Potlatch Property at any time during the remaining term of the Potlatch Lease upon receipt of a Letter of Intent by Landlord.

ARTICLE XXII

Miscellaneous

22.1                           Notices. Any and all notices, requests, demands or other communications hereunder shall be in writing and shall be deemed properly served (i) on the date sent if transmitted by hand delivery with receipt therefor, (ii) on the date sent if transmitted by facsimile (with confirmation by hard copy to follow by overnight delivery service), (iii) on day after the notice is deposited with an overnight courier, or (iv) three (3) Business Days after being sent by registered or certified mail, return receipt requested, first class postage prepaid, addressed as follows (or to such new address as the addressee of such a communication may have notified the sender thereof):

To Purchaser:	Benderson Development Company, Inc. 8441 Cooper Creek Boulevard University Park, FL 34201 Attn: Mr. Randall Benderson Fax No.: (941) 359-1836

With a copy to:	Benderson Development Company, Inc. 8441 Cooper Creek Boulevard, University Park, Florida 34201 Attn: Mr. David H. Baldauf Fax No.: (941) 359-0048

With a copy to:	Benderson Development Company, Inc. 570 Delaware Avenue Buffalo, New York 14202 Attn: Paul F. Wells, Esq. Fax No.: (716) 878-9694

To Seller:	CenterPoint Properties Trust 1808 Swift Drive Oak Brook, IL 60523 Attn: Mr. Michael M. Mullen and Mr. James Clewlow Fax No.: (630) 586-8010

With a copy to:	Weinberg Richmond LLP 333 West Wacker Drive, Suite 1800 Chicago, IL 60606 Attn: Mark S. Richmond, Esq. Fax No.: (312) 807-3903

22.2                           Governing Law.  This Agreement shall be governed by and construed in accordance with the internal, substantive laws of the State of Illinois, without regard to the conflict of laws principles thereof.

22.3                           Headings.  The captions and headings herein are for convenience and reference only and in no way define or limit the scope or content of this Agreement or in any way affect its provisions.

22.4                           Effective Date.  This Agreement shall be effective upon delivery of this Agreement fully executed by the Seller and Purchaser, which date shall be deemed the Effective Date hereof.  Either party may request that the other party promptly execute a memorandum specifying the Effective Date.

22.5                           Business Days.  If any date herein set forth for the performance of any obligations of Seller or Purchaser or for the delivery of any instrument or notice as herein provided should be on a Saturday, Sunday or legal holiday, the compliance with such obligations or delivery shall be deemed acceptable on the next business day following such Saturday, Sunday or legal holiday.  As used herein, the term “legal holiday” means any state or Federal holiday for which financial institutions or post offices are generally closed in the state where the Property is located.

22.6                           Counterpart Copies.  This Agreement may be executed in two or more counterpart copies, all of which counterparts shall have the same force and effect as if all parties hereto had executed a single copy of this Agreement.

22.7                           Binding Effect.  This Agreement shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns.

22.8                           Assignment.  Purchaser shall not have the right to assign the Agreement without Seller’s prior written consent, which consent may be given or withheld in Seller’s sole and absolute discretion; provided that Purchaser shall in no event be released from any of its obligations or liabilities hereunder as a result of any such assignment.  Whenever reference is made in this Agreement to Seller or Purchaser, such reference shall include the successors and assigns of such party under this Agreement.  Notwithstanding the foregoing, Purchaser shall have the right to freely assign all or a potion of this Agreement to an entity that is owned and controlled by Randall or Nathan Benderson.

22.9                           Interpretation.  This Agreement shall not be construed more strictly against one party than against the other merely by virtue of the fact that it may have been prepared by counsel for one of the parties, it being recognized that both Seller and Purchaser have contributed substantially and materially to the preparation of this Agreement.

22.10                     Entire Agreement.  This Agreement and the Exhibits attached hereto contain the final and entire agreement between the parties hereto with respect to the sale and purchase of the Property and are intended to be an integration of all prior negotiations and understandings.  Purchaser, Seller and their agents shall not be bound by any terms, conditions, statements, warranties or representations, oral or written, not contained herein.  No change or modifications to this Agreement shall be valid unless the same is in writing and signed by the parties hereto.  Each party reserves the right to waive any of the terms or conditions of this Agreement which are for their respective benefit and to consummate the transaction contemplated by this Agreement in accordance with the terms and conditions of this Agreement which have not been so waived.  Any such waiver must be in writing signed by the party for whose benefit the provision is being waived.

22.11                     Severability.  If any one or more of the provisions hereof shall for any reason be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision hereof, and this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein.

22.12                     Survival.  Except as otherwise specifically provided for in Sections 4.2, 5.1, 5.2, 5.3, 5.4, 5.6, 6.2, 7.4, 7.5, 8.2, 8.3, 14.1, 15.1, 15.2, 18.1, 18.2, 18.3, 18.4, 19.1, 19.2, 20.1, 21.2, 21.3, 22.15 and 22.16 (collectively, the “Surviving Termination Obligations”), the provisions of this Agreement and the representations and warranties herein shall not survive after the conveyance of title and payment of the Purchase Price but be merged therein.

22.13                     Exhibits.  Exhibits A through N attached hereto are incorporated herein by reference.

22.14                     Time.  Time is of the essence in the performance of each of the parties’ respective obligations contained herein.

22.15                     Limitation of Liability.  The obligations of Seller are binding only on Seller and Seller’s assets and shall not be personally binding upon, nor shall any resort be had to, the private properties of any of the partners, officers, directors, shareholders or beneficiaries of Seller, or of any partners, officers, directors, shareholders or beneficiaries of any partners of Seller, or of any of Seller’s employees or agents.  All documents to be executed by Seller shall also contain the foregoing exculpation.  The obligations of Purchaser are binding only on Purchaser and Purchaser’s assets and shall not be personally binding upon, nor shall any resort be had to, the private properties of any of the partners, officers, directors, shareholders or beneficiaries of Purchaser, or of any partners, officers, directors, shareholders or beneficiaries of any partners of Purchaser, or of any of Purchaser’s employees or agents.

22.16                     Prevailing Party.  Should either party employ an attorney to enforce any of the provisions hereof, (whether before or after Closing, and including any claims or actions involving amounts held in escrow), the non-prevailing party in any final judgment agrees to pay the other party’s reasonable expenses, including reasonable attorneys’ fees and expenses in or out of litigation and, if in litigation, trial, appellate, bankruptcy or other proceedings, expended or incurred in connection therewith, as determined by a court of competent jurisdiction.  The provisions of this Section 22.16 shall survive Closing and/or any termination of this Agreement.

22.17                     No Recording.  Neither this Agreement nor any memorandum or short form hereof shall be recorded or filed in any public land or other public records of any jurisdiction, by either party and any attempt to do so may be treated by the other party as a breach of this Agreement.

22.18                     Waiver of Trial by Jury.  The respective parties hereto shall and hereby do waive trial by jury in any action, proceeding or counterclaim brought by either of the parties hereto against the other on any `matters whatsoever arising out of or in any way connected with this Agreement, or for the enforcement of any remedy under any statute, emergency or otherwise.

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SIGNATURE PAGES TO FOLLOW]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement under seal on the date or dates set forth below.

PURCHASER:

BENDERSON DEVELOPMENT COMPANY, INC., a New York corporation

By:	/s/ Randall Benderson
Name: Randall Benderson
Title: President

ATTEST:

By:	/s/ Mark Chair
Name: Mark Chair
Title: Counsel

Date:	August 5, 2004

Tax I.D. #

SELLER:

CENTERPOINT PROPERTIES TRUST, a Maryland real estate investment trust

By:	/s/ Michael M. Mullen
Name: Michael M. Mullen
Title: President

By:	/s/ Rockford O. Kottka
	Name:	Rockford O. Kottka
	Title:	Executive Vice-President Treasurer and Assistant Secretary

Date:	August 5, 2004

CENTERPOINT VENTURE, LLC, a Delaware limited liability company

By:	/s/ James Clewlow
Name: James Clewlow
Title: Vice-President

By:	/s/ Michael A. Tortorici
Name: Michael A. Tortorici
Title: Assistant Secretary

Date:	August 5, 2004

Exhibits

Exhibit A-1	CNT Properties
Exhibit A-2	Venture Properties
Exhibit A-3	Schedule of Titleholders
Exhibit B-1 - B-23	Legal Descriptions
Exhibit C-1 - C-23	Schedule of Leases
Exhibit D-1 – D-23	Contracts
Exhibit E	Escrow Agreement
Exhibit F	Documents
Exhibit G-1 - G-23	Permitted Exceptions
Exhibit H	Estoppel Certificate
Exhibit I	Seller’s Estoppel Certificate
Exhibit J	General Assignment
Exhibit K	Deeds
Exhibit L -	Notice of Sale to Tenant
Exhibit M -	Non-Foreign Entity Certification
Exhibit N -	ROFR Property

Schedules

Schedule 2.1	Allocated Purchase Price for each Property
Schedule 4.1.1	Phase I Properties
Schedule 4.2.3	Phase II Properties
Schedule 6.2	Surveys
Schedule 7.1.6	Environmental Information Provided to Purchaser
Schedule 7.1.8	CNT Rent Roll
Schedule 7.2.8	Venture Rent Roll
Schedule 19.1	Sanyo Adjacent Land
Schedule 19.2	Potlatch Adjacent Land

EXHIBIT A-1

CNT PROPERTIES

#	PROPERTY
1	333 Northwest, Northlake
2	820 Frontenac Road, Naperville
3	1510 Frontenac, Naperville
4	26634 CenterPoint Ave., Elwood
6	10047 Virginia Ave., Chicago Ridge
7	8200 100th Street, Pleasant Prairie
8	Intentionally Deleted
9	5211 S. 3rd Street, Milwaukee
10	5170-5250 S. 6th Street, Milwaukee
11	W165 N. 58300 Ridgewood
15	8877 Union Center Drive, West Chester, OH
16	Intentionally deleted
17	2200 Channahon Road, Joliet
18	8100 100th Street, Pleasant Prairie, WI
19	1333 Grandview Parkway, Sturtevant, WI
20	1221 Grandview Parkway, Sturtevant, WI
21	Intentionally excluded
23	21561 Mississippi, Elwood

EXHIBIT A-2

VENTURE PROPERTIES

#	PROPERTY
5	475 Superior, Munster
12	315 Resource Drive, Rialto CA
13	301 Clay Road, Sunnyvale TX
14	19975 Independence, Groveland FL
22	4500 Harley Davidson Drive, Wauwatosa

EXHIBIT A-3

FEE TITLEHOLDERS

#	PROPERTY	OWNER
1	333 Northwest, Northlake	CenterPoint Properties Trust, a Maryland Real Estate Investment Trust
2	820 Frontenac Road, Naperville	Naperville Properties Corporation, an Illinois Corporation
3	1510 Frontenac, Naperville	Naperville Properties Corporation, an Illinois Corporation
4	26634 CenterPoint Ave., Elwood	CenterPoint Intermodal LLC
5	475 Superior, Munster	CenterPoint Venture LLC, a Delaware Limited Liability Company
6	10047 Virginia Ave., Chicago Ridge	CenterPoint Properties Trust, a Maryland Real Estate Investment Trust
7	8200 100th Street, Pleasant Prairie	CP Financing Trust, a Maryland Real Estate Investment Trust
8	8901 102nd Street, Pleasant Prairie	CP Financing Trust, a Maryland Real Estate Investment Trust
9	5211 S. 3rd Street, Milwaukee	CenterPoint Properties Trust, a Maryland Real Estate Investment Trust
10	5170-5250 S. 6th Street, Milwaukee	CenterPoint Properties Trust, a Maryland Real Estate Investment Trust
11	W165 N. 58300 Ridgewood	CenterPoint Properties Trust, a Maryland Real Estate Investment Trust
12	315 Resource Drive, Rialto CA	CenterPoint Venture LLC
13	301 Clay Road, Sunnyvale TX	CenterPoint Venture LLC
14	19975 Independence, Groveland FL	CenterPoint Venture LLC
15	8877 Union Center Drive, West Chester, OH	CenterPoint Realty Services Corporation, an Illinois Corporation
17	2200 Channahon Road, Joliet	CenterPoint Joliet LLC, a Limited Liability Company
18	8100 100th Street, Pleasant Prairie, WI	CenterPoint Properties Trust, a Maryland Real Estate Investment Trust
19	1333 Grandview Parkway, Sturtevant, WI	CenterPoint Properties Trust, a Maryland Real Estate Investment Trust
20	1221 Grandview Parkway, Sturtevant, WI	CenterPoint Properties Trust, its successors and assigns
21	Intentionally excluded
22	4500 Harley Davidson Drive, Wauwatosa	CenterPoint Venture, LLC
23	21561 Mississippi, Elwood	CenterPoint Intermodal LLC

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DEED

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SCHEDULE 2.1

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CNT RENT ROLL

SCHEDULE 7.2.8

VENTURE RENT ROLL

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SALE AGREEMENT

BY AND BETWEEN

CENTERPOINT PROPERTIES TRUST

and

CENTERPOINT VENTURE LLC

(“SELLER”)

AND

BENDERSON DEVELOPMENT COMPANY, INC.

(“PURCHASER”)

AUGUST 2, 2004